Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Wilson W. Cheung
Chief Financial Officer
(510) 683-5900

Leslie Green
Green Communications Consulting, LLC
(650) 312-9060

AXT, Inc. Announces Fourth Quarter and Fiscal 2008 Financial Results

FREMONT, Calif., Feb. 25, 2009 – AXT, Inc. (NasdaqGM: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the fourth quarter and fiscal year ended December 31, 2008.

Fourth Quarter 2008 Results

Revenue for the fourth quarter of 2008 was $15.6 million, compared with $17.9 million in the third quarter of 2008, and $17.6 million in the fourth quarter of 2007.  Total gallium arsenide (GaAs) substrate revenue was $9.1 million for the fourth quarter of 2008, compared with $13.6 million in the third quarter of 2008, and $12.2 million in the fourth quarter of 2007.  The decline in revenue in the fourth quarter of 2008 was primarily due to an overall market slowdown with lower than expected demand from customers and some push-out of scheduled shipments to the first and second quarters of 2009, which also resulted in lower production levels.

Indium phosphide (InP) substrate revenue was $473,000 for the fourth quarter of 2008, compared with $484,000 in the third quarter of 2008, and $330,000 in the fourth quarter of 2007.  Germanium (Ge) substrate revenue was $684,000 compared with $795,000 in the third quarter of 2008 and $746,000 in the fourth quarter of 2007.  Raw materials sales were $5.3 million for the fourth quarter of 2008, compared with $3.0 million in the third quarter of 2008 and $4.3 million in the fourth quarter of 2007.

Gross margin was 4.8 percent of revenue for the fourth quarter of 2008.  This included a benefit from the sale of approximately $703,000 in fully reserved wafers, which positively affected the quarterly gross margin by 4.5 percentage points.  By comparison, gross margin in the third quarter of 2008 was 25.4 percent.  This included a benefit from the sales of approximately $769,000 in fully reserved wafers, which positively affected third quarter gross margin by 4.3 percentage points.  Gross margin in the fourth quarter of 2007 was 30.1 percent, including a benefit from the sale of approximately $466,000 in fully reserved wafers, which positively affected the quarterly gross margins by 2.7 percentage points.

AXT, Inc. 4281 Technology Drive Fremont, CA 94538 Tel: 510.683.5900 Fax: 510.353.0668 www.axt.com.

The deterioration in gross margin in the fourth quarter of 2008 from the previous quarter was primarily due to the following:

•                  our gallium joint venture in China is housed in and receives services from an affiliated aluminum plant.  Our joint venture ceased production for five weeks during the fourth quarter as a result of a supply shortage of raw materials from the aluminum plant which had reduced production and halted operations due to falling aluminum prices in the second half of 2008.  Accordingly, in order to meet customer supply obligations, our joint venture had to source finished products from another independent third party supplier, resulting in low gross margin for the quarter.  Our joint venture has also sourced finished products from this independent third party supplier when demand has exceeded the joint venture’s capacity, and will continue to source finished products from this independent third party supplier, despite lower gross margins, if it again experiences power and supply shortages or if customer demand again exceeds its capacity; and

•                  gross margin was negatively impacted as a result of lower production volume (less overhead recoveries), higher warranty expense as a result of warranty reserves from certain customers resulting from our failure to meet specification requirements, and higher unfavorable variances due to lower yields from our GaAs production line.

Operating expenses were $4.1 million in the fourth quarter of 2008, compared with $5.5 million in the third quarter of 2008, and $3.7 million in the fourth quarter of 2007.

Loss from operations for the fourth quarter of 2008 was $(3.4) million compared with loss from operations of $(926,000) in the third quarter of 2008, and income from operations of $1.6 million in the fourth quarter of 2007.

Net interest and other income for the fourth quarter of 2008 was $656,000, compared with net interest and other income of $89,000 in the third quarter of 2008, and net interest and other income of $608,000 in the fourth quarter of 2007.

Net loss in the fourth quarter of 2008 was $(2.4) million or $(0.08) per diluted share, compared with net loss of $(1.0) million or $(0.03) per diluted share in the third quarter of 2008, and net income of $1.9 million, or $0.06 per diluted share in the fourth quarter of 2007.

Fiscal Year 2008 Results

Revenue for fiscal year 2008 was $73.1 million, compared with $58.2 million in fiscal year 2007.  Gross margin for fiscal year 2008 was 24.6 percent of revenue compared with 34.8 percent of revenue for fiscal year 2007.

Net loss for fiscal year 2008 was $(689,000) or $(0.03) per diluted share compared with net income of $5.3 million or $0.16 per diluted share for fiscal year 2007.

Management Qualitative Comments

“2008 was a challenging but productive year for AXT,” said Phil Yin, chairman and CEO.  “We recorded more than a 25% increase in revenue from 2007, successfully negotiated a new 2009 contract worth nearly $15 million with one of our largest customers, concluded a major qualification with a leading germanium substrate customer, expanded our customer base to include several top tier companies and laid important groundwork for growth when the macro environment strengthens.  Still, the economic downturn in 2008, coupled with the inventory overhang in our industry and customer-specific issues that we continue to work through, put pressure on our financial performance and will have a significant impact on our first quarter 2009 results.  As we look beyond the first quarter, we believe that the business will begin to improve as a result of pockets of strength in our gallium arsenide business, new qualifications of customers in the LED and photovoltaics market and our improved cost structure as a result of efforts to streamline our business in relation to the current demand environment.  We remain encouraged by the overall trends in our industry and believe that we will successfully leverage our competitive advantages for growth and market share gains as the economy improves.”

Outlook for First Quarter, Ending March 31, 2009

AXT estimates revenue for the first quarter will decrease to between $7.0 million and $8.0 million. The company estimates that net loss per diluted share will be between $(0.05) and $(0.08), which takes into account our weighted average share count of approximately 30.5 million shares.

Conference Call

The company will also host a conference call today to discuss these results at 1:30 p.m. Pacific Time. The conference call can be accessed at (719) 325-4806 (passcode 3616784). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (719) 457-0820 (passcode 3616784) until March 4, 2009. Financial and statistical information to be discussed in the call will be available on the company’s website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company’s Investor Relations Department at (510) 683-5900.

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising gallium arsenide (GaAs), indium phosphide (InP) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, and fiber optic communications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates, particularly in optoelectronics applications. AXT has manufacturing facilities in China and invests in five joint ventures producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal Securities laws, including statements regarding our outlook for the first quarter of 2009, success in qualifying additional opportunities, and our ability to continue to drive future businesses in 2009.  These forward-looking statements are based upon specific assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to overall conditions in the markets in which the company competes; global financial conditions and uncertainties, market acceptance and demand for the company’s products; the impact of the factory closures or other delays by our customers on the timing of sales of products; and other factors as set forth in the company’s annual report on Form 10-K and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update publicly any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

Revenue	$15,646	$17,564	$73,075	$58,203
Cost of revenue	14,888	12,270	55,115	37,942
Gross profit	758	5,294	17,960	20,261

Operating expenses:
Selling, general and administrative	3,605	3,218	15,751	13,746
Research and development	529	508	2,164	1,699
Impairment (recovery) on assets held for sale	—	—	83	(481)
Total operating expenses	4,134	3,726	17,998	14,964
Income (loss) from operations	(3,376)	1,568	(38)	5,297
Interest income, net	80	153	513	704
Minority interests	(7)	(606)	(1,431)	(1,896)
Other income, net	583	1,061	1,290	1,912

Income (loss) before provision (benefit) for income taxes	(2,720)	2,176	334	6,017
Provision (benefit) for income taxes	(349)	302	1,023	728
Net income (loss)	$(2,371)	$1,874	$(689)	$5,289

Net income (loss) per share:
Basic	$(0.08)	$0.06	$(0.03)	$0.17
Diluted	$(0.08)	$0.06	$(0.03)	$0.16

Shares used in computing net income (loss) per share:
Basic	30,434	30,337	30,400	30,035
Diluted	30,434	31,550	30,400	31,348

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AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	December 31,	December 31,
	2008	2007
Assets:
Current assets
Cash and cash equivalents	$13,566	$18,380
Short-term investments	17,756	20,825
Accounts receivable, net	11,497	12,149
Inventories, net	35,082	24,781
Prepaid expenses and other current assets	3,131	3,569
Assets held for sale	—	5,140
Total current assets	81,032	84,844

Property, plant and equipment, net	22,184	15,986
Restricted deposits	3,013	6,700
Other assets	5,433	5,242

Total assets	$111,662	$112,772

Liabilities and stockholders’ equity:
Current liabilities
Accounts payable	$6,657	$4,328
Accrued liabilities	4,453	4,716
Line of credit	3,013	—
Current portion of long-term debt	73	450
Total current liabilities	14,196	9,494

Long-term debt, net of current portion	591	6,250
Other long-term liabilities	3,211	3,778
Total liabilities	17,998	19,522

Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	186,784	185,979
Accumulated deficit	(99,232)	(98,543)
Other comprehensive income	2,580	2,282
Total stockholders’ equity	93,664	93,250

Total liabilities and stockholders’ equity	$111,662	$112,772